REPORT OF SHAREHOLDER MEETING Unaudited
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On August 17, 2005, a shareholder meeting of the Oppenheimer Multi-State
Municipal Trust (Oppenheimer New Jersey Municipal Fund, Oppenheimer Pennsylvania Municipal Fund and Oppenheimer Rochester National Municipals) was held at which the eleven Trustees identified below were elected to all three Funds (Proposal No. 1). The meeting on August 17, 2005 was adjourned until September 16, 2005 for Proposal 2. At the meeting on September 16, 2005, the sub-proposals in (Proposal No. 2) were approved as described in the Funds' proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1
NOMINEE                                   FOR        WITHHELD             TOTAL
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TRUSTEES
Matthew P. Fink               175,667,885.732   2,649,816.086   178,317,701.818
Robert G. Galli               175,575,987.694   2,741,714.124   178,317,701.818
Phillip A. Griffiths          175,696,592.906   2,621,108.912   178,317,701.818
Mary F. Miller                175,661,836.535   2,655,865.283   178,317,701.818
Joel W. Motley                175,728,376.905   2,589,324.913   178,317,701.818
John V. Murphy                175,688,849.988   2,628,851.830   178,317,701.818
Kenneth A. Randall            175,563,282.546   2,754,419.272   178,317,701.818
Russell S. Reynolds, Jr.      175,548,818.946   2,768,882.872   178,317,701.818
Joseph M. Wikler              175,760,575.604   2,557,126.214   178,317,701.818
Peter I. Wold                 175,738,187.053   2,579,514.765   178,317,701.818
Clayton K. Yeutter            175,596,113.306   2,721,588.512   178,317,701.818

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PROPOSAL NO. 2
                                                                                BROKER
             FOR               AGAINST                  ABSTAIN              NON-VOTES             TOTAL
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
2C: Proposal to change the policy on Diversification of Investments
93,171,248.661           3,399,519.752            4,590,169.896         28,710,700.000   129,871,674.309
2G: Proposal to change the policy on Investing in Other Investment Companies
91,365,925.678           5,016,399.551            4,778,650.080         28,710,700.000   129,871,674.309
2H: Proposal to change the policy on Lending
91,474,917.929           4,754,319.135            4,931,737.245         28,710,700.000   129,871,674.309
2K: Proposal to change the policy on Real Estate and Commodities
92,004,252.016           4,334,154.150            4,822,568.143         28,710,700.000   129,871,674.309
2L: Proposal to change the policy on Senior Securities
92,878,688.092           3,515,971.364            4,766,314.853         28,710,700.000   129,871,674.309